EXHIBIT 9.1

                           VOTING TRUST AGREEMENT


        This Voting Trust Agreement is made and entered into by Lawrence D. Crouse, Trustee under the three Gerdin Educational Trusts created by trust instrument dated August 11, 1986, for the benefit of, respectively, Michael Gerdin, Julie Gerdin and Angela Gerdin (collectively the "Educational Trusts"), as Trustor, and Lawrence D. Crouse, as Trustee.

                           PRELIMINARY STATEMENT

        The Educational Trusts collectively own 645,119 shares of the issued and outstanding common stock of Heartland Express, Inc., a Nevada corporation ("Heartland"). Trustor believes that it is in the best interests of the beneficiaries of the Educational Trusts to place Educational Trusts' shares in a voting trust. For that reason, Trustor has established this Voting Trust and shall transfer the Educational Trusts' shares to this Voting Trust, to be voted under the terms and conditions set forth in this Voting Trust Agreement.

        NOW, THEREFORE, it is agreed as follows:

        1.     Definitions.

        A. The Trust created by this Voting Trust Agreement be named the "Gerdin Educational Trust Voting Trust", and may be referred to in this Voting Trust Agreement as the "Voting Trust".

        B. The term "Trustor" as used in this Voting Trust Agreement shall refer to Lawrence D. Crouse, Trustee of the Educational Trusts.

        C. The term "Trustee" as used in this Voting Trust Agreement shall refer initially to Lawrence D. Crouse in his capacity as Trustee of this Voting Trust, and to any other person or entity acting as Trustee, Trustees or Successor Trustee. The term "Trustee" may be construed in the singular or plural, and as masculine, feminine or neuter, as the context or circumstances may require.

      D. The term "Trust Stock" shall refer to the 645,119 shares of Heartland voting common stock owned by the Educational Trusts, and to any new, substitute or additional shares or securities with voting rights, or which may be converted to shares with voting rights, resulting from any dividend, reclassification, readjustment or other change in the capital structure of Heartland.

      E. "Voting Shares" of Heartland Express shall refer to voting shares of Heartland voting common stock, and any securities of Heartland that have voting rights or are convertible into or give the right to acquire voting shares of Heartland.

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     2.      Agreement.  A duplicate copy of this Voting Trust Agreement, and of every supplemental or amendatory agreement, shall be filed in Heartland's registered office. All voting trust certificates issued as hereinafter provided shall be issued, received, and held subject to all the terms of this Voting Trust Agreement. Every person or entity entitled to receive voting trust certificates representing shares of capital stock of Heartland, and their transferees and assigns, upon accepting the voting trust certificates issued hereunder, shall be bound by the provisions of this Voting Trust Agreement.

     3. Transfer to Trustee. The Educational Trusts shares of common stock of Heartland shall be transferred and delivered to Trustee. All certificates for stock of Heartland transferred and delivered to the Trustee pursuant to this Agreement shall be surrendered by the Trustee and canceled, and new certificates herefor shall be issued to and held by the Trustee in the name of "Lawrence D. Crouse as Voting Trustee." Trustee shall hold the Trust Stock subject to the terms of this Voting Trust Agreement, and shall issue and deliver to the Stockholders voting trust certificates for the shares so deposited.

        4. Voting Trust Certificates. The voting trust certificates shall be in the following form:

                  Gerdin Educational Trust Voting Trust
                           Trust Certificate

       No. ________                                         ________ Shares

Lawrence D. Crouse, voting trustee of the shares of Heartland Express, Inc., under an agreement dated ___________, 1997, having received certain shares of the Corporation, pursuant to such agreement, which agreement the holder hereof by accepting this certificate ratifies and adopts, hereby certifies that the __________ Gerdin Educational Trust will be entitled to receive a certificate for _________ fully paid common shares of Heartland Express, Inc., of the par value of $.01 each, on the expiration of the voting trust agreement, and in the meantime shall be entitled to receive payments equal to any cash dividends or dividends payable in property other than voting shares of Heartland that may be collected by the undersigned trustee upon a like number of such shares held by it under the terms of the voting trust agreement.

        This certificate is transferable only on the books of the undersigned trustee by the registered holder in person or by his duly authorized attorney, and the holder hereof, by accepting this certificate, manifests his consent that the undersigned trustee may treat the registered holder hereof as the true owner for all purposes, except the delivery of share certificates, which delivery shall not be made without the surrender hereof.

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        In witness whereof Lawrence D. Crouse has executed this certificate this ____ day of ____________, 1997.

                                     ______________________________
                                      Lawrence D. Crouse, Trustee


       5. Transfer of Certificates. The voting trust certificates shall be transferable at the Trustee's principal office at 2906 South 102nd Street, Omaha, Nebraska 68124 (and at such other office as the Trustee may designate by an instrument signed by him and sent by mail to the registered holders of voting trust certificates), on the books of the Trustee, by the registered owner thereof, either in person or by attorney thereto duly authorized, upon surrender of their voting trust certificate and execution of an irrevocable Assignment in a form acceptable to Trustee. The Trustee may treat the registered holder as owner thereof for all purposes, but he shall not be required to deliver stock certificates hereunder without the surrender of such voting trust certificates.

     6. Sale of Shares. The registered holder of any Voting Trust Certificate may, at any time, make a bona fide sale of shares represented by the Certificate to a non-affiliated third party. Upon written notice of any such sale, the Trustee shall promptly deliver shares of this Trust in accordance with the written direction of the registered holder. The registered holder shall be entitled to the entire proceeds from the sale of any shares represented by the holder's Voting Trust Certificates.

     7.     Termination Procedure.

    (a) Upon the termination of this Agreement at any time, as hereinafter provided, the Trustee, at such time as he may choose during the period commencing twenty (20) days before and ending twenty (20) days after such termination, shall mail written notice of such termination to the registered owners of the voting trust certificates, at the addresses appearing on the Trustee's transfer books. After the date specified in any such notice (which date shall be fixed by the Trustee), the voting trust certificates shall cease to have any effect, and their holders shall have no further rights under this Agreement other than to receive certificates for shares of Heartland's stock or other property distributable under the terms hereof and upon the surrender of such voting trust certificates.

       (b) Within thirty (30)days after the termination of this Agreement, the Trustee shall accomplish the transfer, to the registered holders of all voting trust certificates, of the number of shares of Heartland's capital stock, represented by voting trust certificates, upon the surrender thereof properly endorsed, such delivery to be made in each case at the Trustee's office.

      (c) This Voting Trust Agreement may be terminated at any time by the Trustor, upon his determination that the termination of this Voting Trust Agreement will not result in inclusion of the Heartland shares in the

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estates of Russell A. Gerdin or Ann S. Gerdin for federal estate tax purposes, under Section 2036(b) of the Internal Revenue Code of 1986 as amended or corresponding provisions of any future internal revenue law.

       8.     Dividends.

      (a) The holder of each voting trust certificate shall be entitled to receive payments equal to the cash dividends, if any, received by the Trustee upon a like number and class of shares of Heartland's capital stock as is called for by each such voting trust certificate. If any dividend in respect of the stock deposited with the Trustee is paid, in whole or in part, in Heartland's voting shares, the Trustee shall likewise hold, subject to the terms of this Agreement, the certificates for securities which are received by him on account of such dividend. The holder of each voting trust certificate representing stock on which such dividend has been paid shall be entitled to receive a voting trust certificate issued under this Agreement for the number of shares and class of stock received as such dividend with respect to the shares represented by such voting trust certificate. Holders entitled to receive the dividends described above shall be those registered as such on the Trustee's transfer books at the close of business on the day fixed by Heartland for the taking of a record to determine those holders of its stock entitled to receive such dividends.

      (b) If any dividend in respect of the stock deposited with the Trustee is paid other than in cash or in voting shares of Heartland, then the Trustee shall distribute the same among the holders of voting trust certificates registered as such at the close of business on the day fixed by Heartland for taking a record to determine the holders of shares entitled to receive such distribution. Such distribution shall be made to such holders of voting trust certificates ratably, in accordance with the number of shares represented by their respective voting trust certificates.

       (c) In lieu of receiving cash dividends upon the capital stock of Heartland and paying the same to holders of voting trust certificates pursuant to the provisions of this Agreement, the Trustee may instruct Heartland in writing to pay such dividends to the holders of the voting trust certificates. Upon receipt of such written instructions and acceptance by Heartland, and until revoked by the Trustee, all liability of the Trustee with respect to such dividends shall cease. The Trustee may at any time revoke such instructions and by written notice to Heartland direct it to make dividend payments to the Trustee.

      9. Subscription Rights. If any stock or other securities of Heartland are offered for subscription to the holder of its capital stock deposited hereunder, the Trustee, promptly upon receipt of notice of such offer, shall mail a copy thereof to each holder of the voting trust certificates. Upon receipt by the Trustee, at least five (5) days prior to the last day fixed by Heartland for subscription and payment, of a request from any such registered holder of voting trust certificates to subscribe in his behalf, accompanied with the sum of money required to pay for such stock or securities (not in excess of the amount subject to subscription in respect of the shares represented by the voting trust certificate held by such certificate holder), the Trustee shall make such subscription and payment. Upon receiving from Heartland the certificates for shares or

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securities so subscribed for, the Trustee shall issue to such holder a voting trust certificate in respect thereof if the shares or securities received are voting shares. If, however, the shares or securities are not voting shares, the Trustee shall mail or deliver such securities to the certificate holder in whose behalf the subscription was made, or may instruct Heartland to make delivery directly to the certificate holder entitled thereto.

       10. Dissolution of Heartland. In the event of the dissolution or total or partial liquidation of Heartland, whether voluntary or involuntary, the Trustee shall receive the moneys, securities, rights, or property to which the holders of Heartland's capital stock deposited hereunder are entitled, and shall distribute the same among the registered holders of voting trust certificates in proportion to their interests, as shown by the books of the Trustee. Alternatively, the Trustee may in his discretion deposit such moneys, securities, rights, or property with any federally insured bank or trust company doing business in Iowa City, Iowa, with authority and instructions to distribute the same as above provided, and upon such deposit, all further obligations or liabilities of the Trustee in respect of such moneys, securities, rights, or property so deposited shall cease.

       11. Reorganization of Heartland. In the event of any merger, consolidation, exchange, sale of assets, or other business combination in which the Heartland stockholders receive securities of another entity, then in connection with such transfer the term "Heartland" for all purposes of this Agreement shall be deemed to include such successor entity, and the Trustee shall receive and hold under this Agreement any of such successor's securities having voting power of that are convertible into or give the holder the right to acquire voting securities, received on account of the ownership of the securities held hereunder prior to such business combination. Voting trust certificates issued and outstanding under this Agreement at the time of such business combination may remain outstanding or the Trustee may, in his discretion, substitute for such voting trust certificates new voting trust certificates in appropriate form, and the terms "stock", "capital stock" and "securities" as used herein shall be taken to include any securities having voting power of that are convertible into or give the holder the right to acquire voting securities, which may be received by the Trustee in lieu of all or any part of Heartland's capital stock.

       12.        Rights of Trustee.

     (a) Until the actual delivery to the holders of voting trust certificates issued hereunder of stock certificates in exchange therefor, and until the surrender of the voting trust certificates for cancellation, the Trustee shall have the right, subject to the provisions of this paragraph hereinafter set forth, to exercise, in person or by his nominees or proxies, all stockholders' voting rights and powers in respect of all stock deposited hereunder, and to take part in or consent to any corporate or stockholders' actions of any kind whatsoever. The right to vote shall include the right to vote for the election of directors, and in favor of or against any resolution or proposed action of any character whatsoever, which may be presented at any meeting or require the consent of Heartland's stockholders. Without limiting such general right, it is understood that such action or proceeding may include, upon terms satisfactory to the

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Trustee or his nominees or proxies thereto appointed by him, mortgaging, creating a security interest in, and pledging of all or any part of Heartland's property, the lease or sale of all or any part of its property, for cash, securities, or other property, and the dissolution of Heartland, or its consolidation, merger, reorganization, or recapitalization.

       (b) In voting the stock held by him hereunder either in person or by his nominees or proxies, the Trustee shall exercise his best judgment to select suitable directors of Heartland, and shall otherwise, insofar as he may as a stockholder of Heartland, take such part or action in respect to the management of its affairs as he may deem necessary so as to be kept advised on the affairs of Heartland and its management. In voting upon any matter that may come before him at any stockholders' meeting, the Trustee shall exercise like judgment. The Trustee, however, shall not be personally liable for any action taken pursuant to his vote or any act committed or omitted to be done under this Agreement, provided that such commission or omission does not amount to willful misconduct on his part and that he at all times exercises good faith in such matters.

       13.     Trustees.

      (a) The Trustee (and any successor Trustee) may at any time resign by mailing to the registered holders of voting trust certificates a written resignation, to take effect ten (10) days thereafter or upon its prior acceptance. In the event Lawrence D. Crouse should die, resign, or for any reason become unable to serve, then that person or entity designated by him in writing shall serve as Trustee hereunder. If Lawrence
D. Crouse shall fail to make such a designation or if his designation fails or qualify, dies, resigns or otherwise becomes unable to serve, then Richard Reiser of Omaha, Nebraska, shall serve as successor Trustee, and if Richard Reiser is for any reason unable or unwilling to serve, then Hill State Bank and Trust shall serve as the Trustee.

      (b) The rights, powers, and privileges of the Trustee named hereunder shall be possessed by the successor Trustees, with the same effect as though such successors had originally been parties to this Agreement. The word "Trustee," as used in this Agreement, means the Trustee or any successor Trustees acting hereunder, and shall include both the single and the plural number. The words "he," "him," and "his," as used in this Agreement in reference to the Trustee shall mean "they," them," and "their," respectively, when more than one Trustee is acting hereunder.

       14.      Term.

       (a) This Agreement shall continue in effect until the fifteenth anniversary of its execution (subject to extension as hereinafter set forth). The voting trust is irrevocable and shall not be subject to amendment or modification.

        (b) At any time within two (2) years prior to the time of expiration of the term hereof as theretofore extended, the holders of all of the voting trust certificates hereunder may, by agreement in writing

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and with the Trustee's written consent, extend the duration of this
Agreement for an additional period not exceeding fifteen (15) years. In the event of such extension, the Trustee shall, prior to the time of expiration as herein above provided, as originally fixed, or as theretofore extended, as the case may be, file in Heartland's principal office, a copy of such extension agreement, and of the consent thereto. Thereupon the duration of this Voting Trust Agreement shall be extended for the period fixed by such extension agreement, provided, however, that no such extension agreement shall extend the term of this Agreement beyond the maximum period then permitted by applicable law or affect the rights or obligations of persons not parties thereto.

        15.      Compensation and Reimbursement of Trustee.  The
Trustee shall serve without compensation. The Trustee shall have the right to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys, and counsel as he may deem necessary and proper to effectuate this Agreement. All such expenses or charges incurred by and due to the Trustee may be deducted from the dividends or other moneys or property received by him on the stock deposited hereunder. Nothing herein contained shall disqualify the Trustee or successor Trustees, or incapacitate him or them from serving Heartland or any of its subsidiaries as officer or director, or in any other capacity, and in any such capacity receiving compensation.

       16.       Notice.

       (a) Unless otherwise specifically provided herein, any notice to or communication with the holders of the voting trust certificates hereunder shall be deemed to be sufficiently given or made if enclosed in postpaid envelopes (regular not registered mail) addressed to such holders at their respective addresses appearing on the Trustee's transfer books, and deposited in any post office or post office box. The addresses of the holders of voting trust certificates, as shown on the Trustee's transfer books, shall in all cases be deemed to be the addresses of voting trust certificate holders for all purposes under this Agreement, without regard to what other or different addresses the Trustee may have for any voting trust certificate holder on any other books or records of the Trustee. Every notice so given shall be effective, whether or not received, and the date of mailing shall be the date such notice is deemed given for all purposes.

        (b) Any notice to the Trustee hereunder may be enclosed in a postpaid envelope and sent by registered mail to the Trustee, addressed to him at such addresses as he may from time to time furnish in writing to Heartland, and if no such address had been so furnished by the Trustee, then to him in care of Heartland.

        (c) All distributions of cash, securities, or other property hereunder by the Trustee to the holders of voting trust certificates may be made, in the Trustee's discretion, by mail (regular or registered mail, as the Trustee may deem advisable), in the same manner as hereinabove provided for the giving of notices to the holders of voting trust certificates.

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         17.     Entire Agreement.  This Agreement supersedes all prior
agreements between the parties relating to its subject matter. There are no other understandings or agreements between them concerning the subject matter.

         18. Nonwaiver. No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

         19. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         20. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Nevada.

         21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         22. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective legal representatives, successors and assigns.

         IN WITNESS WHEREOF, the Grantor and the Trustee have executed this Voting Trust Agreement on the 6th day of June, 1997.

                                          GERDIN EDUCATIONAL TRUST FOR THE
                                            BENEFIT OF MICHAEL GERDIN


                                             By:   /s/ Lawrence D. Crouse
                                         Lawrence D. Crouse, Trustee of the
                                          Gerdin Educational Trust under
                                          agreement dated August 11, 1986

                                        GERDIN EDUCATIONAL TRUST FOR THE
                                            BENEFIT OF JULIE GERDIN
                                             By:   /s/ Lawrence D. Crouse

                                         Lawrence D. Crouse, Trustee of the
                                          Gerdin Educational Trust under
                                          agreement dated August 11, 1986


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                                              GERDIN EDUCATIONAL TRUST FOR
                                              THE BENEFIT OF ANGELA GERDIN


                                              By: /s/ Lawrence D. Crouse
                                         Lawrence D. Crouse, Trustee of the
                                          Gerdin Educational Trust under
                                          agreement dated August 11, 1986



                                              /s/ Lawrence D. Crouse
                                            Lawrence D. Crouse, Trustee
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